Exhibit 14.1

[PRIMECH HOLDINGS PTE. LTD.]

[PRIMECH HOLDINGS LTD].

CODE OF ETHICS AND BUSINESS CONDUCT

1.	Introduction.

1.1.	The Board of Directors of [Primech Holdings Pte. Ltd./Primech Holdings Ltd.], a Singapore incorporated company (the “Company”) has adopted this Code of Ethics and Business Conduct (the “Code”) in order to:

(a)	promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

(b)	promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company;

(c)	promote compliance with applicable governmental laws, rules and regulations;

(d)	promote the protection of Company assets, including corporate opportunities and confidential information;

(e)	promote fair dealing practices;

(f)	deter wrongdoing; and

(g)	ensure accountability for adherence to the Code.

1.2.	All directors, officers and employees are required to be familiar with the Code, comply with its provisions and report any suspected violations as described below in Section 10, Reporting and Enforcement.

2.	Honest and Ethical Conduct.

2.1.	The Company’s policy is to promote high standards of integrity by conducting its affairs honestly and ethically.

2.2.	Each director, officer and employee must act with integrity and observe the highest ethical standards of business conduct in his or her dealings with the Company’s customers, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact while performing his or her job.

3.	Conflicts of Interest.

3.1.	A conflict of interest occurs when an individual’s private interest (or the interest of a member of his or her family or close friend(s) or business associate(s)) interferes, or even appears to interfere, with the interests of the Company as a whole. A conflict of interest can arise when an employee, officer or director (or a member of his or her family or a close friend(s) or business associate(s)) takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest also arise when an employee, officer or director (or a member of his or her family or close friend(s) or business associate(s)) receives improper personal benefits as a result of his or her position in the Company. Conflicts may exist between (i) the Company’s different businesses; (ii) the Company and its clients; (iii) the Company’s clients; (iv) the Company and its employees; (v) the Company’s clients and its employees, (vi) the Company and its controlling shareholders and their controlling entities, or (vii) the Company and [ ].

3.2.	Loans by the Company to, or guarantees by the Company of obligations of, employees or their family members or a close friend(s) or business associate(s) are of special concern and could constitute improper personal benefits to the recipients of such loans or guarantees, depending on the facts and circumstances. Loans by the Company to, or guarantees by the Company of obligations of, any director or officer or their family members or close friend(s) or business associate(s) are expressly prohibited.

3.3.	Whether or not a conflict of interest exists or will exist can be unclear. Conflicts of interest should be avoided unless specifically authorized as described in Section 3.4.

3.4.	Persons other than directors and executive officers who have questions about a potential conflict of interest or who become aware of an actual or potential conflict should discuss the matter with, and seek a determination and prior authorization or approval from, their supervisor or the Chief Financial Officer (“CFO”), or a designee. A supervisor may not authorize or approve conflict of interest matters or make determinations as to whether a problematic conflict of interest exists without first providing the CFO or designee with a written description of the activity and seeking the CFO’s, or designee’s, written approval. If the supervisor is himself involved in the potential or actual conflict, the matter should instead be discussed directly with the CFO, Chief Executive Officer (“CEO”) or designee.

3.5.	Directors and executive officers must seek determinations and prior authorizations or approvals of potential conflicts of interest exclusively from the Audit Committee.

4.	Compliance.

4.1.	Employees, officers and directors should comply, both in letter and spirit, with all applicable laws, rules and regulations in the cities, states and countries in which the Company operates.

4.2.	Although not all employees, officers and directors are expected to know the details of all applicable laws, rules and regulations, it is important to know enough to determine when to seek advice from appropriate personnel. Questions about compliance should be addressed to the Company’s legal Counsel, Baker & McKenzie.Wong & Leow and Loeb & Loeb LLP, or designee.

4.3.	No director, officer or employee may purchase or sell any Company securities while in possession of material non-public information regarding the Company, nor may any director, officer or employee purchase or sell another company’s securities while in possession of material non-public information regarding that company. It is against Company policies and illegal for any director, officer or employee to use material non-public information regarding the Company or any other company to (i) obtain profit for himself or herself; or (ii) directly or indirectly “tip” others who might make an investment decision on the basis of that information.

5.	Disclosure.

5.1.	The Company’s periodic reports and other documents filed with the SEC, including all financial statements and other financial information, must comply with applicable federal securities laws and SEC rules.

5.2.	Each director, officer and employee who contributes in any way to the preparation or verification of the Company’s financial statements and other financial information must ensure that the Company’s books, records and accounts are accurately maintained. Each director, officer and employee must cooperate fully with the Company’s accounting and internal audit processes, controls and procedures from time to time in effect, as well as the Company’s independent public accountants and counsel.

5.3.	Each director, officer and employee who is involved in the Company’s disclosure process must:

(a)	be familiar with and comply with the Company’s disclosure controls and procedures and its internal control over financial reporting; and

(b)	take all necessary steps to ensure that all filings with the SEC and all other public communications about the financial and business condition of the Company provide full, fair, accurate, timely and understandable disclosure.

6.	Protection and Proper Use of Company Assets.

6.1.	All directors, officers and employees should protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability and are prohibited.

6.2.	All Company assets should be used only for legitimate business purposes. Any suspected incident of fraud or theft should be reported for investigation immediately.

6.3.	The obligation to protect Company assets includes the Company’s proprietary information. Proprietary information includes, among other things, intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business and marketing plans, engineering and manufacturing ideas, designs, databases, records and any non-public financial data or reports. Unauthorized use or distribution of this information is prohibited and could also be illegal and may result in civil or criminal penalties.

7.	Corporate Opportunities. All directors, officers and employees owe a duty to the Company to advance its interests when the opportunity arises. Directors, officers and employees are prohibited from taking for themselves personally (or for the benefit of friends or family members or close friend(s) or business associate(s)) opportunities that are discovered through the use of Company assets, property, information or position. Directors, officers and employees may not use Company assets, property, information or position for personal gain (including gain of friends or family members or close friend(s) or business associate(s)). In addition, no director, officer or employee may compete with the Company.

8.	Confidentiality. Directors, officers and employees should maintain the confidentiality of information entrusted to them by the Company or by its customers, suppliers or partners, except when disclosure is expressly authorized or legally required. Confidential information includes all non-public information (regardless of its source) that might be of use to the Company’s competitors or harmful to the Company or its customers, suppliers or partners if disclosed.

9.	Fair Dealing. Each director, officer and employee must deal fairly with the Company’s customers, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact while performing his or her job. No director, officer or employee may take unfair advantage of anyone through manipulation, concealment, abuse or privileged information, misrepresentation of facts or any other unfair dealing practice.

10.	Reporting and Enforcement.

10.1.	Reporting and Investigation of Violations.

(a)	Actions prohibited by this code involving directors or executive officers must be reported to the Audit Committee.

(b)	Actions prohibited by this code involving any other person must be reported to the reporting person’s supervisor, CFO or designee.

(c)	After receiving a report of an alleged prohibited action, the Audit Committee, the relevant supervisor, the CFO or the designee must promptly take all appropriate actions necessary to investigate.

(d)	All directors, officers and employees are expected to cooperate in any internal investigation of misconduct.

10.2.	Enforcement.

(a)	The Company must ensure prompt and consistent action against violations of this Code.

(b)	If, after investigating a report of an alleged prohibited action by a director or executive officer, the Audit Committee determines that a violation of this Code has occurred, the Audit Committee will report such determination to the Board of Directors.

(c)	If, after investigating a report of an alleged prohibited action by any other person, the relevant supervisor, CFO or designee determines that a violation of this Code has occurred, the supervisor, CFO or designee will report such determination to the CEO.

(d)	Upon receipt of a determination that there has been a violation of this Code, the Board of Directors or the CEO will take such preventative or disciplinary action as it deems appropriate, including, but not limited to, reassignment, demotion, dismissal and, in the event of criminal conduct or other serious violations of the law, notification of appropriate governmental authorities.

10.3.	Waivers.

(a)	The Board of Directors sitting with active quorum and not pursuant to a delegated authority to any other committee thereof may, in its discretion, waive any violation of this Code.

(b)	Any waiver for a director or an executive officer shall be disclosed as required by the SEC and the rules of any securities exchange on which the Company’s securities are listed.

10.4.	Prohibition on Retaliation. The Company does not tolerate acts of retaliation against any director, officer or employee who makes a good faith report of known or suspected acts of misconduct or other violations of this Code.

ADOPTED: This [   ] day of May, 2022.

[Remainder of Page Intentionally Blank]

ACKNOWLEDGMENT OF RECEIPT AND REVIEW

To be signed and returned to the Chief Executive Officer.

I,____________________________, acknowledge that I have received and read a copy of the Code of Ethics and Business Conduct of [Primech Holdings Pte. Ltd./Primech Holdings Ltd.] (the “Code”). I understand the contents of the Code and I agree to comply with the policies and procedures set out in the Code.

I understand that I should approach the CFO or CEO if I have any questions about the Code generally or any questions about reporting a suspected conflict of interest or other violation of the Code.

By:
(signature)

Name:

Date: